Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Jason H. Weber
EVP/Treasurer &
Chief Financial Officer
717.339.5090
jweber@acnb.com

ACNB CORPORATION REPORTS
2025 FIRST QUARTER FINANCIAL RESULTS

GETTYSBURG, PA, April 24, 2025 --- ACNB Corporation (NASDAQ: ACNB) (“ACNB” or the “Corporation”), financial holding company for ACNB Bank and ACNB Insurance Services, Inc., announced a net loss of $272 thousand, or $0.03 diluted loss per share, for the three months ended March 31, 2025 compared to net income of $6.8 million, or $0.80 diluted earnings per share, for the three months ended March 31, 2024 and compared to net income of $6.6 million, or $0.77 diluted earnings per share, for the three months ended December 31, 2024.

Financial results for the three months ended March 31, 2025 were impacted by two discrete items that were related to the acquisition of Traditions Bancorp, Inc. (“Traditions”): a provision for credit losses on non-purchase credit deteriorated (“PCD”) loans of $4.2 million, net of taxes, and merger-related expenses, net of taxes, totaling $6.2 million.

2025 First Quarter Highlights

•ACNB closed the acquisition of Traditions effective February 1, 2025 (“Acquisition”). This strategic acquisition will result in a premier community bank that is locally headquartered, managed, and focused.

•Traditions contributed, after acquisition accounting adjustments, $877.7 million in assets, $648.5 million in loans and $741.5 million in deposits at the Acquisition date.

•Fully taxable equivalent (“FTE”) net interest margin was 4.07% for the three months ended March 31, 2025 compared to 3.81% for the three months ended December 31, 2024 and 3.77% for the three months ended March 31, 2024. The accretion impact of acquisition accounting adjustments on loans and deposits from the Acquisition was $1.5 million for the three months ended March 31, 2025.

•The allowance for credit losses was $24.6 million at March 31, 2025 compared to $17.3 million at December 31, 2024 and $20.2 million at March 31, 2024. The increases from both prior periods were driven primarily by an initial allowance for credit losses of $5.5 million for non-PCD loans and $1.5 million for accruing PCD loans at the Acquisition date.

ACNB Corporation
Press Release/2025 First Quarter Financial Results
April 24, 2025

•Tangible common equity to tangible assets ratio1 of 9.33% at March 31, 2025 compared to 10.72% at December 31, 2024 and 9.61% at March 31, 2024. The net unrealized loss on the available for sale securities portfolio was $39.7 million at March 31, 2025 compared to a net unrealized loss of $47.7 million at December 31, 2024 and a net unrealized loss of $53.0 million at March 31, 2024.

•As announced on Form 8-K on April 23, 2025, the Board of Directors approved and declared a regular quarterly cash dividend of $0.34 per share of ACNB Corporation common stock for the second quarter, reflecting a $0.02, or 6.3%, increase over the same quarter of 2024. ACNB repurchased 75,872 shares of ACNB common stock in open market transactions during the three months ended March 31, 2025.

“At ACNB Corporation, we remain focused on executing our strategic plan to be the community bank of choice in the markets that we serve by building relationships and finding solutions for our customers. As a result, we are pleased to share our first quarter operating results. The quarter represents a solid start to a new year and exciting opportunities for our future.” said James P. Helt, ACNB Corporation President and Chief Executive Officer.

“We are pleased and excited to welcome Traditions Bancorp, Inc. shareholders, employees and customers to the ACNB family as we successfully completed our acquisition in the first quarter. In addition, at the close of the acquisition, three former Traditions directors, Eugene J, Draganosky, Elizabeth F. Carson and John M. Polli joined the Boards of Directors of ACNB Corporation and ACNB Bank. We believe this combination brings together organizations that are unified by a shared vision to banking to create an even stronger community bank and substantially enhance our presence in York and Lancaster counties.”

Mr. Helt continued, “We are cautiously optimistic for the remainder of 2025 in spite of the uncertain economic headwinds as a result of ongoing tariff turmoil. We are not only focused on the challenges, but also the exciting opportunities that lie ahead and are fully committed to the continued growth and profitability of ACNB Corporation and to enhancing long term shareholder value.”

Acquisition Update

During the first quarter of 2025, ACNB acquired Traditions, holding company for Traditions Bank, York, Pennsylvania. Traditions was merged with and into a wholly-owned subsidiary of ACNB Corporation immediately followed by the merger of Traditions Bank with and into ACNB Bank effective February 1, 2025. ACNB Bank is operating the former Traditions Bank offices as “Traditions Bank, A Division of ACNB Bank”. The acquisition method of accounting was used to account for the acquisition. ACNB recorded the assets and liabilities of Traditions at their respective fair values as of February 1, 2025. The transaction was valued at approximately $83.8 million and substantially expanded ACNB’s footprint in the York and Lancaster, Pennsylvania markets. Traditions contributed, after acquisition accounting adjustments, $877.7 million in assets, $648.5 million in loans and $741.5 million in deposits at the Acquisition date. The excess of the merger consideration over the fair value of Traditions assets acquired and liabilities assumed resulted in goodwill of $20.3 million.

As of March 31, 2025, total acquisition accounting adjustments on loans were $24.5 million. The majority of the loan acquisition accounting adjustments are expected to accrete back through as income as loans pay off or mature. Total acquisition accounting adjustments on time deposits were $226 thousand as of March 31, 2025. The acquisition accounting adjustments on time deposits are expected to amortize as an expense over the life of the time deposits. The core deposit intangible was $18.3 million as of March 31, 2025.
1 Non-GAAP financial measure. Please refer to the calculation on the page titled “Non-GAAP Reconciliation” at the end of this document.

ACNB Corporation
Press Release/2025 First Quarter Financial Results
April 24, 2025

The core deposit intangible is expected to amortize as an expense over an expected life of 10 years using sum of the year’s digits method. The acquisition accounting adjustments are subject to refinement for up to one year from the acquisition date as allowable by U.S. Generally Accepted Accounting Principles (“GAAP”).

ACNB recorded an allowance for credit losses of $6.9 million at the Acquisition date, comprised of $5.5 million for non-PCD loans, which was recognized through the provision for credit losses, and $1.5 million for accruing PCD loans, which was recognized as an acquisition accounting adjustment to the amortized cost basis of the acquired loans.

ACNB completed, following the Acquisition date, the sale of approximately $98.0 million of Traditions’ investments with a yield of 5.03%. With the proceeds from the sale, ACNB paid off $40.2 million of Federal Home Loan Bank (“FHLB”) borrowings with a cost of 4.73% and invested the remainder of the proceeds into investment securities with a yield of 5.07%.

ACNB’s financial results for any periods ended prior to February 1, 2025 reflect ACNB on a standalone basis. As a result, ACNB’s financial results for the three months ended March 31, 2025 may not be directly comparable to prior reported periods.

Net Interest Income and Margin

Net interest income for the three months ended March 31, 2025 totaled $27.1 million, an increase of $6.5 million from the three months ended March 31, 2024 and an increase of $6.0 million from the three months ended December 31, 2024. The increases were driven primarily by the Acquisition. The FTE net interest margin for the three months ended March 31, 2025 was 4.07%, a 30 basis points increase from the three months ended March 31, 2024 and a 26 basis points increase from the three months ended December 31, 2024. The accretion impact of acquisition accounting adjustments on loans and deposits from the Acquisition was $1.5 million for the three months ended March 31, 2025. For the three months ended March 31, 2025, total average loans increased $499.3 million compared to three months ended March 31, 2024 and increased $461.3 million compared to the three months ended December 31, 2024. The yield on total loans was 6.08% for the three months ended March 31, 2025, an increase of 71 basis points compared to the three months ended March 31, 2024 and an increase of 47 basis points from the three months ended December 31, 2024. The increases in total average loans and yields on total loans were driven primarily by the Acquisition. For the three months ended March 31, 2025, total average interest-bearing deposits increased $421.8 million from the three months ended March 31, 2024 and increased $406.8 million from the three months ended December 31, 2024. The average rate paid on interest-bearing deposits was 1.38% for the three months ended March 31, 2025, an increase of 73 basis points from the three months ended March 31, 2024 and an increase of 42 basis points from the three months ended December 31, 2024. The increases in average interest-bearing deposits and average rate paid on interest-bearing deposits were driven primarily by the Acquisition. For the three months ended March 31, 2025, total average noninterest-bearing demand deposits increased $26.3 million from the three months ended March 31, 2024 and increased $48.0 million from the three months ended December 31, 2024. The increase in total average noninterest-bearing demand deposits was driven primarily by the Acquisition.

Noninterest Income

Noninterest income for the three months ended March 31, 2025 was $7.2 million, an increase of $1.5 million from the three months ended March 31, 2024 and an increase of $1.4 million from the three months ended December 31, 2024. Gain from mortgage loans held for sale for the three months ended March 31, 2025 was $855 thousand, an increase $807 thousand from the three months ended March 31, 2024 and increase of

ACNB Corporation
Press Release/2025 First Quarter Financial Results
April 24, 2025

$748 thousand from the three months ended December 31, 2024. Earnings on investment in bank-owned life insurance for the three months ended March 31, 2025 was $580 thousand, an increase of $103 thousand from the three months ended March 31, 2024 and increase of $74 thousand from the three months ended December 31, 2024. The increases in gain from mortgage loans held for sale and earnings on investment in bank-owned life insurance for three months ended March 31, 2025 compared to the three months ended March 31, 2024 and three months ended December 31, 2024 were driven primarily by the Acquisition. Wealth management income was $1.1 million for the three months ended March 31, 2025, an increase of $98 thousand from three months ended March 31, 2024 and an increase of $53 thousand from the three months ended December 31, 2024. The increases in wealth management income were driven primarily by increased sales activity and market performance. Gain on life insurance proceeds was $254 thousand for the three months ended March 31, 2025 as a result of a death benefit paid on a life insurance policy.

Noninterest Expense

Noninterest expense for the three months ended March 31, 2025 increased $11.7 million from the three months ended March 31, 2024 and increased $10.9 million from the three months ended December 31, 2024. The increases were driven primarily by the Acquisition. Merger-related expense totaled $8.0 million for the three months ended March 31, 2025 compared to none for the three months ended March 31, 2024 and $885 thousand for the three months ended December 31, 2024. Salaries and employee benefits expense increased $1.7 million during the three months ended March 31, 2025 compared to the three months ended March 31, 2024 and increased $2.5 million compared to three months ended December 31, 2024 driven primarily by higher base wages as a result of the Acquisition, higher restricted stock compensation and higher payroll taxes. Net occupancy increased $312 thousand for the three months ended March 31, 2025 compared to the three months ended March 31, 2024 and increased $346 thousand compared to three months ended December 31, 2024 driven primarily by the Acquisition and higher snow removal costs. Equipment expense increased $551 thousand for the three months ended March 31, 2025 compared to the three months ended March 31, 2024 driven primarily by the Acquisition. Equipment expense decreased $44 thousand for the three months ended March 31, 2025 compared to the three months ended December 31, 2024 as the prior quarter included incremental expenses of $355 thousand for the purchase of office equipment related to Acquisition. Intangible assets amortization increased $536 thousand during the three months ended March 31, 2025 compared to the three months ended March 31, 2024 and increased $553 thousand compared to the three months ended December 31, 2024 driven by the Acquisition.

Loans and Asset Quality

Total loans outstanding were $2.32 billion at March 31, 2025, an increase of $639.3 million from December 31, 2024 and an increase of $657.2 million from March 31, 2024. The increases from both December 31, 2024 and March 31, 2024 were driven primarily by the Acquisition. The allowance for credit losses was $24.6 million at March 31, 2025, an increase of $7.4 million compared to December 31, 2024 and $4.5 million compared to March 31, 2024. The increase was driven primarily by an initial $5.5 million allowance for credit losses for non-PCD loans, which was recognized through the provision for credit losses, and a $1.5 million allowance for credit loss for accruing PCD loans, which was recognized as an acquisition accounting adjustment to the amortized cost basis of the acquired loans, at the Acquisition date. Reversal of $480 thousand was booked to unfunded commitments for the three months ended March 31, 2025 compared to a provision of $44 thousand and a reversal of $151 thousand for the three months ended December 31, 2024 and March 31, 2024, respectively.

ACNB Corporation
Press Release/2025 First Quarter Financial Results
April 24, 2025

Non-performing loans were $10.0 million, or 0.43%, of total loans, net of unearned income, at March 31, 2025 compared to $6.8 million, or 0.40%, of total loans at December 31, 2024 and $3.9 million, or 0.24%, of total loans at March 31, 2024. The increase in non-performing loans at March 31, 2025 compared to March 31, 2024 was driven primarily by one long-standing commercial relationship in the healthcare industry, comprised of both owner-occupied commercial real estate and commercial and industrial loans, that moved into non-performing loan status during 2024 and by the Acquisition. The increase in non-performing loans at March 31, 2025 compared to the three months ended December 31, 2024 was driven primarily by the Acquisition. Annualized net charge-offs for the three months ended March 31, 2025 were 0.01% of total average loans compared to 0.04% for the three months ended December 31, 2024 and 0.00% for the three months ended March 31, 2024.

Deposits and Borrowings

Total deposits totaled $2.54 billion at March 31, 2025, an increase of $747.5 million from December 31, 2024 and an increase of $704.8 million from March 31, 2024. Included in total deposits at March 31, 2025 were $1.98 billion of interest-bearing deposits, which increased $636.3 million from December 31, 2024 and increased $641.7 million from March 31, 2024. Time deposits, included in interest-bearing deposits, increased $204.1 million and $219.8 million since December 31, 2024 and March 31, 2024, respectively. In January 2025, ACNB Bank issued $20.0 million in brokered time deposits to offset seasonal fluctuations in commercial deposits during the quarter, and ACNB assumed, as a result of the Acquisition, $15.0 million of brokered time deposits of which $5.0 million matured in February 2025. Total noninterest-bearing deposits were $562.7 million at March 31, 2025 compared to $451.5 million at December 31, 2024 and $499.6 million at March 31, 2024. The increases in total deposits, interest-bearing deposits, time deposits and noninterest-bearing deposits were driven primarily by the Acquisition.

Total borrowings were $299.5 million at March 31, 2025, an increase of $28.4 million compared to December 31, 2024 and an increase of $26.9 million compared to March 31, 2024. The increases in total borrowings were driven primarily by general balance sheet management.

Stockholders’ Equity

Total stockholders’ equity was $386.9 million at March 31, 2025 compared to $303.3 million at December 31, 2024 and $279.9 million at March 31, 2024. The increase at March 31, 2025 compared to December 31, 2024 and March 31, 2025 was driven primarily by the equity issued in the Acquisition slightly offset by dividends paid of $3.4 million, common stock repurchased of $3.1 million and a $272 thousand net loss for the three months ended March 31, 2025. Tangible book value1 per share was $28.23, $29.51 and $26.70 at March 31, 2025, December 31, 2024 and March 31, 2024, respectively. ACNB repurchased 75,872 shares of ACNB common stock in open market transactions during the three months ended March 31, 2025. As of March 31, 2025, there were 111,795 shares remaining under the current previously disclosed plan.

About ACNB Corporation

ACNB Corporation, headquartered in Gettysburg, PA, is the $3.27 billion financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and ACNB Insurance Services, Inc., Westminster, MD. Originally founded in 1857, ACNB Bank serves its marketplace with banking and wealth management services, including trust and retail brokerage, via a network of 33 community banking offices and
1 Non-GAAP financial measure. Please refer to the calculation on the page titled “Non-GAAP Reconciliation” at the end of this document.

ACNB Corporation
Press Release/2025 First Quarter Financial Results
April 24, 2025

one loan office located in the Pennsylvania counties of Adams, Cumberland, Franklin, Lancaster and York, and the Maryland counties of Baltimore, Carroll and Frederick. ACNB Insurance Services, Inc. is a full-service insurance agency with licenses in 46 states. The agency offers a broad range of property, casualty, health, life and disability insurance serving personal and commercial clients through office locations in Westminster, MD and Gettysburg, PA. For more information regarding ACNB Corporation and its subsidiaries, please visit investor.acnb.com.
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SAFE HARBOR AND FORWARD-LOOKING STATEMENTS - Should there be a material subsequent event prior to the filing of the Quarterly Report on Form 10-Q with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event. In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of Management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as national, regional and local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties, and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: short-term and long-term effects of inflation and rising costs on the Corporation, customers and economy; banking instability caused by bank failures and financial uncertainty of various banks which may adversely impact the Corporation and its securities and loan values, deposit stability, capital adequacy, financial condition, operations, liquidity, and results of operations; effects of governmental and fiscal policies, as well as legislative and regulatory changes; effects of new laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) and their application with which the Corporation and its subsidiaries must comply; impacts of the capital and liquidity requirements of the Basel III standards; effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short-term and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; effects of economic conditions particularly with regard to the negative impact of any pandemic, epidemic or health-related crisis and the responses thereto on the operations of the Corporation and current customers, specifically the effect of the economy on loan customers’ ability to repay loans; effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; inflation, securities market and monetary fluctuations; risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; effects of technology changes; effects of general economic conditions and more specifically in the Corporation’s market areas; failure of assumptions underlying the establishment of reserves for credit losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism or geopolitical instability; disruption of credit and equity markets; ability to manage current levels of impaired assets; loss of certain key officers; ability to maintain the value and image of the Corporation’s brand and protect the Corporation’s intellectual property rights; continued relationships with major customers; and, potential impacts to the Corporation from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of the Corporation's consolidated financial statements when filed with the SEC. Accordingly, the financial information in this announcement is subject to change. We caution readers not to place undue reliance on these forward-looking statements. They only reflect Management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the SEC.

ACNB #2025-10
April 24, 2025

ACNB Corporation
Press Release/2025 First Quarter Financial Results
April 24, 2025

ACNB Corporation Financial Highlights
Selected Financial Data by Respective Quarter End
(Unaudited)

(Dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
BALANCE SHEET DATA
Assets	$3,270,041	$2,394,830	$2,420,914	$2,457,753	$2,414,288
Investment securities	521,306	459,472	483,604	483,868	490,626
Total loans, net of unearned income	2,322,209	1,682,910	1,677,112	1,679,600	1,664,980
Allowance for credit losses	(24,646)	(17,280)	(17,214)	(17,162)	(20,172)
Deposits	2,540,009	1,792,501	1,791,317	1,838,588	1,835,224
Allowance for unfunded commitments	1,883	1,394	1,349	1,310	1,569
Borrowings	299,531	271,159	293,091	304,286	272,605
Stockholders’ equity	386,883	303,273	306,755	289,331	279,920
INCOME STATEMENT DATA
Interest and dividend income	$36,290	$27,381	$27,241	$26,869	$25,974
Interest expense	9,200	6,269	6,299	5,905	5,381
Net interest income	27,090	21,112	20,942	20,964	20,593
Provision for (reversal of) credit losses	5,968	249	81	(2,990)	223
(Reversal of) provision for unfunded commitments	(480)	44	40	(259)	(151)
Net interest income after provisions for (reversal of) credit losses and unfunded commitments	21,602	20,819	20,821	24,213	20,521
Noninterest income	7,184	5,803	6,833	6,427	5,667
Noninterest expenses	29,335	18,388	18,244	16,391	17,662
(Loss) income before income taxes	(549)	8,234	9,410	14,249	8,526
Income tax (benefit) expense	(277)	1,639	2,206	2,970	1,758
Net (loss) income	$(272)	$6,595	$7,204	$11,279	$6,768
PROFITABILITY RATIOS
Total loans, net of unearned income to deposits	91.43%	93.89%	93.62%	91.35%	90.72%
Return on average assets (annualized)	(0.04)	1.08	1.17	1.86	1.12
Return on average equity (annualized)	(0.31)	8.57	9.63	16.12	9.76
Efficiency ratio[1]	60.13	63.83	60.56	58.61	66.18
FTE Net interest margin	4.07	3.81	3.77	3.82	3.77
Yield on average earning assets	5.45	4.93	4.90	4.89	4.74
Yield on investment securities	2.91	2.58	2.59	2.65	2.70
Yield on total loans	6.08	5.61	5.56	5.53	5.37
Cost of funds	1.45	1.19	1.19	1.12	1.02
PER SHARE DATA
Diluted (loss) earnings per share	$(0.03)	$0.77	$0.84	$1.32	$0.80
Cash dividends paid per share	0.32	0.32	0.32	0.32	0.30
Tangible book value per share[1]	28.23	29.51	29.90	27.82	26.70
CAPITAL RATIOS[2]
Tier 1 leverage ratio	11.81%	12.52%	12.46%	12.25%	11.91%
Common equity tier 1 ratio	13.65	16.27	16.07	15.78	15.40
Tier 1 risk based capital ratio	13.86	16.56	16.36	16.07	15.69
Total risk based capital ratio	15.45	18.36	18.15	17.86	17.68
CREDIT QUALITY
Net charge-offs to average loans outstanding (annualized)	0.01%	0.04%	0.01%	0.00%	0.00%
Total non-performing loans to total loans, net of unearned income[3]	0.43	0.40	0.39	0.19	0.24
Total non-performing assets to total assets[4]	0.32	0.30	0.29	0.14	0.18
Allowance for credit losses to total loans, net of unearned income	1.06	1.03	1.03	1.02	1.21
1 Non-GAAP financial measure. Please refer to the calculation on the page titled “Non-GAAP Reconciliation” at the end of this document.
2 Regulatory capital ratios as of March 31, 2025 are preliminary.
3 Non-performing Loans consists of loans on nonaccrual status and loans greater than 90 days past due and still accruing interest.
4 Non-performing Assets consists of Non-performing Loans and Foreclosed assets held for resale.

ACNB Corporation
Press Release/2025 First Quarter Financial Results
April 24, 2025

Consolidated Statements of Condition
(Unaudited)

(Dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024
ASSETS
Cash and due from banks	$23,422	$16,352	$17,395
Interest-bearing deposits with banks	100,141	30,910	35,740
Total Cash and Cash Equivalents	123,563	47,262	53,135
Equity securities with readily determinable fair values	933	919	918
Investment securities available for sale, at estimated fair value	455,819	393,975	425,114
Investment securities held to maturity, at amortized cost (fair value $56,219, $56,924 and $58,084)	64,554	64,578	64,594
Loans held for sale	21,413	426	88
Total loans, net of unearned income	2,322,209	1,682,910	1,664,980
Less: Allowance for credit losses	(24,646)	(17,280)	(20,172)
Loans, net	2,297,563	1,665,630	1,644,808
Premises and equipment, net	32,398	25,454	25,916
Right of use asset	5,440	2,663	2,447
Restricted investment in bank stocks	13,560	10,853	10,877
Investment in bank-owned life insurance	98,814	81,850	80,348
Investments in low-income housing partnerships	846	877	971
Goodwill	64,449	44,185	44,185
Intangible assets, net	25,835	7,838	8,761
Foreclosed assets held for resale	438	438	467
Other assets	64,416	47,882	51,659
Total Assets	$3,270,041	$2,394,830	$2,414,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$562,700	$451,503	$499,583
Interest-bearing	1,977,309	1,340,998	1,335,641
Total Deposits	2,540,009	1,792,501	1,835,224
Short-term borrowings	44,188	15,826	17,303
Long-term borrowings	255,343	255,333	255,302
Lease liability	5,790	2,764	2,447
Allowance for unfunded commitments	1,883	1,394	1,569
Other liabilities	35,945	23,739	22,523
Total Liabilities	2,883,158	2,091,557	2,134,368

Stockholders’ Equity:
Preferred Stock, $2.50 par value; 20,000,000 shares authorized; no shares outstanding at March 31, 2025, December 31, 2024 and March 31, 2024	—	—	—
Common stock, $2.50 par value; 20,000,000 shares authorized; 11,011,051, 8,945,293, and 8,928,441 shares issued; 10,543,671, 8,553,785, and 8,539,575 shares outstanding at March 31, 2025, December 31, 2024 and March 31, 2024, respectively	27,521	22,357	22,315
Treasury stock, at cost; 467,380, 391,508, and 388,866 at March 31, 2025, December 31, 2024, and March 31, 2024, respectively	(14,309)	(11,203)	(11,101)
Additional paid-in capital	178,011	99,163	97,818
Retained earnings	230,978	234,624	217,712
Accumulated other comprehensive loss	(35,318)	(41,668)	(46,824)
Total Stockholders’ Equity	386,883	303,273	279,920
Total Liabilities and Stockholders’ Equity	$3,270,041	$2,394,830	$2,414,288

ACNB Corporation
Press Release/2025 First Quarter Financial Results
April 24, 2025

Consolidated Income Statements
(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2025	2024
INTEREST AND DIVIDEND INCOME
Loans, including fees
Taxable	$31,676	$21,470
Tax-exempt	292	319
Investment securities:
Taxable	2,902	2,911
Tax-exempt	288	284
Dividends	340	240
Other	792	750
Total Interest and Dividend Income	36,290	25,974
INTEREST EXPENSE
Deposits	5,996	2,160
Short-term borrowings	294	339
Long-term borrowings	2,910	2,882
Total Interest Expense	9,200	5,381
Net Interest Income	27,090	20,593
Provision for credit losses	5,968	223
Reversal of provision for unfunded commitments	(480)	(151)
Net Interest Income after Provisions for (Reversal of) Credit Losses and Unfunded Commitments	21,602	20,521
NONINTEREST INCOME
Insurance commissions	2,147	2,115
Service charges on deposits	1,094	991
Wealth management	1,060	962
Gain from mortgage loans held for sale	855	48
ATM debit card charges	831	819
Earnings on investment in bank-owned life insurance	580	477
Gain on life insurance proceeds	254	—
Net gains on sales or calls of investment securities	—	69
Net gains (losses) on equity securities	14	(10)
Other	349	196
Total Noninterest Income	7,184	5,667
NONINTEREST EXPENSES
Salaries and employee benefits	12,861	11,168
Equipment	2,280	1,729
Net occupancy	1,442	1,130
Professional services	577	616
Other tax	527	370
FDIC and regulatory	401	375
Intangible assets amortization	857	321
Merger-related	8,031	—
Other	2,359	1,953
Total Noninterest Expenses	29,335	17,662
(Loss) Income Before Income Taxes	(549)	8,526
Income tax (benefit) expense	(277)	1,758
Net (Loss) Income	$(272)	$6,768
PER SHARE DATA
Basic (loss) earnings	$(0.03)	$0.80
Diluted (loss) earnings	$(0.03)	$0.80
Weighted average shares basic	9,806,299	8,493,104
Weighted average shares diluted	9,823,475	8,511,648

ACNB Corporation
Press Release/2025 First Quarter Financial Results
April 24, 2025

Average Balances, Income and Expenses, Yields and Rates

	Three months ended			Three months ended			Three months ended			Three months ended			Three months ended
	March 31, 2025			December 31, 2024			September 30, 2024			June 30, 2024			March 31, 2024
(Dollars in thousands)	Average Balance	Interest[1]	Yield/ Rate	Average Balance	Interest[1]	Yield/ Rate	Average Balance	Interest[1]	Yield/ Rate	Average Balance	Interest[1]	Yield/ Rate	Average Balance	Interest[1]	Yield/ Rate
ASSETS
Loans:
Taxable	$2,080,231	$31,676	6.18%	$1,619,245	$23,294	5.72%	$1,618,879	$23,108	5.68%	$1,612,380	$22,675	5.66%	$1,573,109	$21,470	5.49%
Tax-exempt	57,969	370	2.59	57,683	366	2.52	62,401	394	2.51	64,276	396	2.48	65,825	404	2.47
Total Loans[2]	2,138,200	32,046	6.08	1,676,928	23,660	5.61	1,681,280	23,502	5.56	1,676,656	23,071	5.53	1,638,934	21,874	5.37
Investment Securities:
Taxable	447,986	3,242	2.93	431,338	2,786	2.57	441,135	2,868	2.59	442,390	2,913	2.65	467,466	3,151	2.71
Tax-exempt	54,659	365	2.71	54,453	359	2.62	54,549	359	2.62	54,644	359	2.64	54,740	359	2.64
Total Investments[3]	502,645	3,607	2.91	485,791	3,145	2.58	495,684	3,227	2.59	497,034	3,272	2.65	522,206	3,510	2.70
Interest-bearing deposits with banks	73,181	792	4.39	60,104	728	4.82	48,794	670	5.46	50,851	684	5.41	54,156	750	5.57
Total Earning Assets	2,714,026	36,445	5.45	2,222,823	27,533	4.93	2,225,758	27,399	4.90	2,224,541	27,027	4.89	2,215,296	26,134	4.74
Cash and due from banks	20,603			20,413			21,684			21,041			20,540
Premises and equipment	29,903			25,679			25,716			25,903			26,102
Other assets	224,522			181,180			184,105			187,937			187,075
Allowance for credit losses	(19,939)			(17,153)			(17,147)			(20,124)			(19,963)
Total Assets	$2,969,115			$2,432,942			$2,440,116			$2,439,298			$2,429,050
LIABILITIES
Interest-bearing demand deposits	$573,341	$524	0.37%	$519,833	$511	0.39%	$518,368	$552	0.42%	$513,163	$275	0.22%	$512,701	$264	0.21%
Money markets	447,297	1,984	1.80	251,781	747	1.18	246,653	692	1.12	248,191	613	0.99	248,297	536	0.87
Savings deposits	331,103	27	0.03	315,512	34	0.04	318,291	26	0.03	327,274	30	0.04	335,215	29	0.03
Time deposits	410,749	3,461	3.42	268,559	1,987	2.94	258,053	1,842	2.84	263,045	1,725	2.64	244,481	1,331	2.19
Total Interest-Bearing Deposits	1,762,490	5,996	1.38	1,355,685	3,279	0.96	1,341,365	3,112	0.92	1,351,673	2,643	0.79	1,340,694	2,160	0.65
Short-term borrowings	38,721	294	3.08	23,087	12	0.21	38,666	204	2.10	37,256	304	3.28	47,084	339	2.90
Long-term borrowings	257,558	2,910	4.58	255,326	2,978	4.64	255,316	2,983	4.65	255,305	2,958	4.66	248,701	2,882	4.66
Total Borrowings	296,279	3,204	4.39	278,413	2,990	4.27	293,982	3,187	4.31	292,561	3,262	4.48	295,785	3,221	4.38
Total Interest-Bearing Liabilities	2,058,769	9,200	1.81	1,634,098	6,269	1.53	1,635,347	6,299	1.53	1,644,234	5,905	1.44	1,636,479	5,381	1.32
Noninterest-bearing demand deposits	512,966			464,949			477,350			485,351			486,648
Other liabilities	36,934			27,887			29,946			28,348			26,904
Stockholders’ Equity	360,446			306,008			297,473			281,365			279,019
Total Liabilities and Stockholders’ Equity	$2,969,115			$2,432,942			$2,440,116			$2,439,298			$2,429,050
Taxable Equivalent Net Interest Income		27,245			21,264			21,100			21,122			20,753
Taxable Equivalent Adjustment		(155)			(152)			(158)			(158)			(160)
Net Interest Income		$27,090			$21,112			$20,942			$20,964			$20,593
Cost of Funds			1.45%			1.19%			1.19%			1.12%			1.02%
FTE Net Interest Margin			4.07%			3.81%			3.77%			3.82%			3.77%
1 Income on interest-earning assets has been computed on a fully taxable equivalent (FTE) basis using the 21% federal income tax statutory rate.
2 Average balances include non-accrual loans and are net of unearned income.
3 Average balances of investment securities is computed at fair value.

ACNB Corporation
Press Release/2025 First Quarter Financial Results
April 24, 2025

Non-GAAP Reconciliation

Note: The Corporation has presented the following non-GAAP financial measures because it believes that these measures provide useful and comparative information to assess trends in the Corporation’s results of operations and financial condition. These non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Corporation’s industry. Investors should recognize that the Corporation’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other corporations. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures, and the Corporation strongly encourages a review of its condensed consolidated financial statements in their entirety.

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Tangible book value per share
Stockholders’ equity	$386,883	$303,273	$306,755	$289,331	$279,920
Less: Goodwill and intangible assets	(90,284)	(52,023)	(52,327)	(52,631)	(52,946)
Tangible common stockholders’ equity (numerator)	$296,599	$251,250	$254,428	$236,700	$226,974
Shares outstanding, less unvested shares, end of period (denominator)	10,506,822	8,515,347	8,510,187	8,507,191	8,501,137
Tangible book value per share	$28.23	$29.51	$29.90	$27.82	$26.70
Tangible common equity to tangible assets (TCE/TA Ratio)
Tangible common stockholders’ equity (numerator)	$296,599	$251,250	$254,428	$236,700	$226,974
Total assets	$3,270,041	$2,394,830	$2,420,914	$2,457,753	$2,414,288
Less: Goodwill and intangible assets	(90,284)	(52,023)	(52,327)	(52,631)	(52,946)
Total tangible assets (denominator)	$3,179,757	$2,342,807	$2,368,587	$2,405,122	$2,361,342
Tangible common equity to tangible assets	9.33%	10.72%	10.74%	9.84%	9.61%
Efficiency Ratio
Noninterest expense	$29,335	$18,388	$18,244	$16,391	$17,662
Less: Intangible amortization	857	304	304	315	321
Less: Merger-related expense	8,031	885	1,137	23	—
Noninterest expense (numerator)	$20,447	$17,199	$16,803	$16,053	$17,341
Net interest income	$27,090	$21,112	$20,942	$20,964	$20,593
Plus: Total noninterest income	7,184	5,803	6,833	6,427	5,667
Less: Gain on life insurance proceeds	254	—	—	—	—
Less: Net gains on sales or calls of securities	—	—	—	—	69
Less: Net gains (losses) on equity securities	14	(28)	28	1	(10)
Total revenue (denominator)	$34,006	$26,943	$27,747	$27,390	$26,201
Efficiency ratio	60.13%	63.83%	60.56%	58.61%	66.18%